Exhibit 99.1

Conmed Healthcare Management, Inc. Reports Record Revenues for
Fourth Quarter and Full Year 2010

Fourth Quarter Revenue Increased 12.6% to a Record $15.8 Million
Full-Year Revenue Increased 14.9% to a Record $60.7 Million

Hanover, Md. -- March 24, 2011 (Business Wire) -- Conmed Healthcare Management, Inc. (NYSE Amex: CONM) today announced financial results for its fourth quarter and year ended December 31, 2010.

Fourth Quarter Financial Highlights

•	Net revenue increased 12.6% to $15.8 million from $14.0 million in the fourth quarter of 2009.

•	Gross profit increased 11.5% to $3.0 million, compared to $2.7 million in the fourth quarter of 2009.

•	Operating expenses as a percentage of revenue improved to 14.4% versus 16.3% in the fourth quarter of 2009.

•	Operating income was $0.7 million, compared to $0.4 million in the fourth quarter of 2009.

•	Net income was $0.4 million ($0.03 per basic share and $0.03 per diluted share) compared to $1.4 million ($0.11 per basic share and $0.07 per diluted share) in the fourth quarter of 2009.

•	The Company generated approximately $262,000 in positive cash flow in the fourth quarter of 2010.

•	Cash and cash equivalents were $13.3 million at December 31, 2010.

Subsequent to Quarters End:

•	Announced contract with City of Alexandria, Virginia, a new customer, valued at $18.0 million over the full nine-year term, effective March 1, 2011.

•	Announced contract with Haywood County, Tennessee, a new customer, valued at $1.1 million over a three-year term, effective April 1, 2011.

“Conmed set new records on both a quarterly and annual basis for revenue, gross profit, operating profit and adjusted EBITDA*. We continued to generate cash and maintained a solid, debt-free balance sheet,” said Richard Turner, Chairman and Chief Executive Officer. “These results continue to demonstrate the leverage in our operating model. Our business has now reached a critical mass to the point where our expanded client base and recurring revenues are more directly impacting the bottom line.”

Dr. Turner concluded, “Conmed continues to win contracts with new jurisdictions and retain its current client base. We believe this demonstrates the effectiveness of our business model by performing more efficiently than the county and municipal governments could themselves, while improving or maintaining quality of service.  We recently commenced work with the City of Alexandria, Virginia, and look forward to entering Tennessee, our eighth state, in April, both under new multi-year contracts.  We intend to increase shareholder value by garnering contract renewals and further increasing our national footprint through new contract awards going forward.”

Fourth Quarter Financial Results
Net revenue for the three months ended December 31, 2010, increased 12.6% to $15.8 million from $14.0 million for the three months ended December 31, 2009. The revenue improvement resulted primarily from the addition of service contracts signed with new jurisdictions since October 1, 2009. Revenues also increased as a result of the expansion of services under existing contracts and price increases related to existing services, partially offset by decreases in other volume-related activities associated with a decrease in stop/loss reimbursement and decreases associated with lower inmate populations at certain facilities.

Total healthcare expenses for the quarter ended December 31, 2010, were $12.8 million compared to $11.3 million in the year-ago period. The increase primarily reflects increased salaries and benefits for healthcare employees related to new contracts and increased cost of pharmacy and radiology services, offset in part by lower medical expenses out of facility.

Gross profit increased to $3.0 million from $2.7 million in the prior year period, while gross margin declined slightly from 19.2% to 19.0%.

Total operating expenses were $2.3 million in both the 2010 and 2009 fourth quarters. Operating expenses as a percentage of revenue declined 190 basis points to 14.4% from 16.3% in the year-ago period, which continues to reflect the leverage in the Company’s operating model.

Selling, general and administrative expenses for the fourth quarter were $2.1 million, or 13.0% of revenue, compared to $1.9 million, or 13.9% of revenue, for the 2009 quarter. The slight increase in dollars reflects investments in additional management and administrative personnel required to support the new contracts and services added since October 2009, partially offset by lower travel expense, consulting and business development fees.

Depreciation and amortization was $0.2 million in the fourth quarter of 2010 compared to $0.3 million in the 2009 period. The decrease primarily reflects a reduction in amortization expense related to acquired contracts that have become fully amortized.

Conmed reported record operating income of $0.7 million in the fourth quarter of 2010 compared to $0.4 million in the fourth quarter last year. Net income was $0.4 million, or $0.03 per basic share and $0.03 per diluted share, compared to net income of approximately $1.4 million, or $0.11 per basic share and $0.07 per diluted share, in the year-ago period. The fourth quarter 2009 net income included a $0.5 million adjustment to reflect the change in fair value of derivatives (outstanding warrants) as required under Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock** plus a one-time tax benefit of $0.7 million related to the reversal of the deferred tax valuation reserve.

For the fourth quarter of 2010, adjusted EBITDA*, a non-GAAP measure, was approximately $1.1 million compared to approximately $0.9 million in the prior year fourth quarter.

Full Year Results
Net revenue for the year ended December 31, 2010, increased 14.9% to a record $60.7 million, compared to $52.8 million for the year ended December 31, 2009. Approximately $7.2 million, or 91.5%, of the year-over-year increase is due to the addition of new medical service contracts acquired since January 1, 2009. Revenue improvement related to the expansion of the services provided under a number of our existing contracts, as well as price increases related to existing service requirements, totaling approximately $1.4 million or 17.7% of the increase. Partially offsetting the revenue increases above were decreases in other volume related activities totaling $0.7 million, or 9.2% of the revenue increase, primarily associated with lower inmate populations at certain facilities, partially offset by an increase in stop/loss reimbursements due to higher out of facility medical expenditures in excess of stop/loss limits which are billed back to clients.

Total healthcare expenses for the year ended December 31, 2010, were $49.1 million compared to $42.1 million in the year-ago period. Gross profit increased 8.5% to $11.6 million, compared to $10.7 million in 2009.  Gross margin was 19.1% for 2010, compared to 20.3% a year ago.

Total operating expenses were $9.2 million, or 15.1% of revenue, for the year ended December 31, 2010, compared to $9.7 million, or 18.4% of revenue, for 2009. Conmed's operating income was approximately $2.5 million, compared to $1.0 million in 2009.

The net income for the year ended December 31, 2010, was approximately $1.5 million, or $0.12 per basic share and $0.09 per diluted share, compared to a net loss of $27,000, or $0.00 per basic share and diluted share in the year ago period. The full-year 2009 net loss included a $1.2 million non-cash charge for a change in fair value of derivative instruments (outstanding warrants) as required under Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock**.

For the full year of 2010, adjusted EBITDA*, a non-GAAP measure, was approximately $4.1 million compared to approximately $3.6 million in the prior year.

Cash and Equivalents
The Company generated approximately $2.7 million in operating cash flow in the year ended December 31, 2010. Cash and cash equivalents were $13.3 million at December 31, 2010, compared to $11.1 million at December 31, 2009.

Stockholders’ equity increased to $18.2 million at December 31, 2010, compared to $15.5 million at December 31, 2009. Days Sales Outstanding (DSO) as of December 31, 2010, was approximately 16 days. The Company remains debt-free.

*Use of Non-GAAP Measures
In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains non-GAAP financial measures.  Adjusted EBITDA, as used in this press release, represents net income (loss) from continuing operations before interest, taxes, depreciation and amortization, adjusted for stock-based compensation and gains or losses on fair value of derivative financial instruments. Adjusted EBITDA is a key indicator used by management to evaluate operating performance. While adjusted EBITDA is not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the Company’s capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to the nearest comparable GAAP financial measure is included in the financial schedules accompanying this press release. The adjusted financial measure, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

**Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock:
Effective January 1, 2009, we adopted derivative accounting for warrants that are indexed to an entity’s own stock.  We are required to record a non-cash charge to our GAAP results and thus our financial statements will continue to include this charge going forward until certain events occur and/or conditions are met, as defined in the new regulations. As a result of the Company’s adoption of this accounting standard effective January 1, 2009, approximately 1.7 million of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment and as a result they have been recorded as a liability based on fair value estimates. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.  Between January 1, 2009 and December 31, 2010, we amended 904,570 of the remaining 1,532,667 common stock purchase warrants to remove the provisions that resulted in liability treatment, and such amended common stock purchase warrants are not treated as equity as described under Derivative Accounting for Warrants that are Indexed to an Entity’s Own Stock.

Conference Call

As previously announced, Conmed will host a conference call as follows:

Date	Thursday, March 24, 2011
Time	8:30 AM ET
U.S. Access	877-941-8418
International Access	480-629-9809
Webcast (Live and replay)	www.conmedinc.com or directly at http://viavid.net/dce.aspx?sid=00008308

A replay of the conference call will be available by telephone until March 31, 2011, by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 4425110 to access the replay.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in seven states, including Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington. For more information, visit us at www.conmedinc.com.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; investigation and auditing of our contracts by government agencies; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; influences of certain stockholders; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; limited liability of directors and officers; the Company’s ability to meet the NYSE Amex continued listing standards; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or

In-Site Communications, Inc.
Lisa Wilson, 212-452-2793
lwilson@insitecony.com

Tables follow

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,270,089	$11,056,143
Accounts receivable	2,698,867	2,278,074
Prepaid expenses	1,158,660	865,261
Deferred taxes	144,000	102,000
Total current assets	17,271,616	14,301,478
PROPERTY AND EQUIPMENT, NET	686,116	605,578
DEFERRED TAXES	1,321,000	1,381,000
OTHER ASSETS
Service contracts acquired, net	466,500	984,000
Non-compete agreements, net	216,892	436,667
Goodwill	6,263,705	6,263,705
Deposits	56,475	11,549
Total other assets	7,003,572	7,695,921
	$26,282,304	$23,983,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,812,817	$1,489,498
Accrued expenses	4,619,613	4,146,940
Taxes payable	368,162	550,000
Deferred revenue	599,033	1,018,645
Total current liabilities	7,399,625	7,205,083
DERIVATIVE FINANCIAL INSTRUMENTS	692,696	1,299,450
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of December 31, 2010 and December 31, 2009	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,835,319 and 12,629,572 shares as of December 31, 2010 and December 31, 2009, respectively	1,284	1,263
Additional paid-in capital	38,991,145	37,829,900
Accumulated deficit	(20,802,446)	(22,351,719)
Total shareholders' equity	18,189,983	15,479,444
	$26,282,304	$23,983,977

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009	For the Three Months Ended December 31, 2010 (unaudited)	For the Three Months Ended December 31, 2009 (unaudited)

Service contract revenue	$60,654,586	$52,784,559	$15,773,487	$14,009,250

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	34,548,360	29,871,129	9,112,808	7,732,799
Medical expenses	12,281,903	10,283,969	2,980,784	3,035,549
Other operating expenses	2,222,502	1,940,000	682,111	551,220
Total healthcare expenses	49,052,765	42,095,098	12,775,703	11,319,568

Gross profit	11,601,821	10,689,461	2,997,784	2,689,682

Selling and administrative expenses	8,120,821	7,720,525	2,053,570	1,946,424
Depreciation and amortization	1,026,808	1,971,288	211,868	343,337
Total operating expenses	9,147,629	9,691,813	2,265,438	2,289,761

Operating income	2,454,129	997,648	732,346	399,921

OTHER INCOME (EXPENSE)
Interest income	100,996	80,215	28,611	19,088
Interest expense	--	(8,294)	--	(303)
Gain (loss) on fair value of derivatives	324,085	(1,209,715)	(34,548)	478,908
Total other income (expense)	425,081	(1,137,794)	(5,937)	497,693

Income (loss) before income taxes	2,879,273	(140,146)	726,409	897,614
Income tax expense (benefit)	1,330,000	(113,000)	350,000	(515,000)
Net income (loss)	$1,549,273	$(27,146)	$376,409	$1,412,614

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.12	$(0.00)	$0.03	$0.11
Diluted	$0.09	$(0.00)	$0.03	$0.07

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,678,011	12,566,382	12,819,894	12,624,626
Diluted	14,256,364	12,566,382	14,284,466	14,104,892

CONMED HEALTHCARE MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,549,273	$(27,146)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	274,694	216,288
Amortization	752,114	1,755,000
Amortization of long-term customer agreement	87,500	--
Stock-based compensation	636,299	628,618
(Gain) loss on fair value of derivatives	(324,085)	1,209,715
Income tax benefit for warrant exercises	(236,000)
Deferred income taxes	18,000	(838,000)
Changes in working capital components
(Increase)decrease in accounts receivable	(420,793)	97,509
(Increase) in prepaid expenses	(293,399)	(573,662)
(Increase) in deposits	(44,925)	3,859
Increase in accounts payable	323,319	409,239
Increase in accrued expenses	735,174	852,421
Increase in income taxes payable	54,162	117,620
Increase (decrease) in deferred revenue	(419,612)	456,911
Net cash provided by operating activities	2,691,721	4,308,372

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(310,304)	(292,562)
Stock Purchase of CMHS, LLC	--	(187,891)
Service contract extensions	(262,500)	(87,500)
Asset purchase	(147,268)
Net cash used in investing activities	(720,072)	(567,953)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	--	(100,000)
Payments on loans	--	(105,228)
Income tax benefit from warrant exercises	236,000	--
Proceeds from exercise of warrants and stock options	6,297	48,812
Net cash provided by (used in) financing activities	242,297	(156,416)

Net increase in cash and cash equivalents	2,213,946	3,584,003

CASH AND CASH EQUIVALENTS
Beginning	11,056,143	7,472,140
Ending	$13,270,089	$11,056,143

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments for interest	$--	$8,294
Income taxes paid	1,493,838	600,140

CONMED HEALTHCARE MANAGEMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS
TO ADJUSTED EBITDA

	For the Twelve Months Ended December 31, 2010	For the Twelve Months Ended December 31, 2009	For the Three Months Ended December 31, 2010 (unaudited)	For the Three Months Ended December 31, 2009 (unaudited)
Net income (loss)	$1,549,273	$(27,146)	$376,409	$1,412,614
Income tax expense (benefit)	1,330,000	(113,000)	350,000	(515,000)
Interest income	(100,996)	(80,215)	(28,611)	(19,088)
Interest expense	--	8,294	--	303
Depreciation and amortization	1,026,808	1,971,288	211,868	343,337
EBITDA	3,805,085	1,759,221	909,666	1,222,166
Stock-based compensation	636,299	628,618	170,783	153,021
(Gain) loss on fair value of derivatives	(324,085)	1,209,715	34,548	(478,908)
Adjusted EBITDA	$4,117,299	$3,597,554	$1,114,997	$896,279